Exhibit 99.1

WAL-MART

STORES, INC.

800-331-0085 www.walmartstores.com/news

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479-273-8446
Carol Schumacher 479-277-1498

Media Relations Contact
John Simley 800-331-0085
Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports Record Fourth Quarter Sales and Earnings

BENTONVILLE, Ark., Feb. 19, 2008 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported its sales and earnings for the quarter ended Jan. 31, 2008. Net sales for the fourth quarter of fiscal year 2008 were $106.269 billion, an increase of 8.3 percent over the fourth quarter of fiscal year 2007. Income from continuing operations for the quarter was $4.096 billion, an increase of 4.0 percent from $3.940 billion in the fourth quarter of fiscal year 2007.

Diluted earnings per share from continuing operations for the fourth quarter of fiscal year 2008 were $1.02, up 7.4 percent from $0.95 per share in the same prior year quarter, including a net charge of approximately $0.02 per share for certain items this year.

These items included charges of $0.03 for approximately $70 million in after-tax expenses for dropped U.S. real estate projects and an after-tax restructuring charge of $32 million in the Company’s Japan operations, and a $0.01 benefit from the recognition of approximately $38 million in after-tax gains from the sale of certain real estate properties.

Net sales for the fiscal year ended Jan. 31, 2008 were $374.526 billion, an increase of 8.6 percent over fiscal year 2007. Income from continuing operations for the fiscal year ended Jan. 31, 2008 increased 5.8 percent to $12.884 billion, up from $12.178 billion in the prior year. Diluted earnings per share from continuing operations for the fiscal year ended Jan. 31, 2008 were $3.16, up 8.2 percent from $2.92 in the prior year.

“For the fourth quarter, we topped $100 billion in sales, the first time in history that any retailer has reached this milestone in a single quarter,” said Lee Scott, Wal-Mart Stores, Inc. president and chief executive officer. “We had a very strong underlying operating performance, exceeding our expectations for the quarter. In addition to another year of record sales and earnings, we also delivered a record return to our shareholders this year through more than $11 billion in share repurchase and dividends.”

Scott attributed the strong results to the Company’s price leadership and improved customer service, especially at the Wal-Mart Stores U.S. division.

“The price leadership strategy we put in place at the beginning of the year was exactly the right strategy for our customers around the world in a tough economic environment,” Scott said. “The combination of price leadership and improved customer service made the difference in the fourth quarter for our U.S. operations, and I also want to thank our Sam’s Clubs and International associates for their record performances this year.

“We know that the economy remains a critical factor in this new fiscal year,” Scott added. “Customers were more cautious in their spending in January. In a volatile economy, I believe we are well positioned to succeed. We will continue to strengthen our price leadership around the world.”

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2008	2007	Percent Change	2008	2007	Percent Change
Net Sales:
Wal-Mart Stores	$67.428	$64.228	5.0%	$239.529	$226.294	5.8%
Sam’s Club	11.831	11.128	6.3%	44.357	41.582	6.7%
International	27.010	22.734	18.8%	90.640	77.116	17.5%

Total Company	$106.269	$98.090	8.3%	$374.526	$344.992	8.6%

Segment Operating Income

Segment operating income from continuing operations for each of the Company’s operating segments, which is defined as income before net interest expense, income taxes, unallocated corporate overhead, minority interest and discontinued operations, was as follows (dollars in billions):

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2008	2007	Percent Change	2008	2007	Percent Change
Operating Income:
Wal-Mart Stores	$5.302	$5.035	5.3%	$17.516	$16.620	5.4%
Sam’s Club	0.446	0.435	2.5%	1.618	1.480	9.3%
International	1.743	1.522	14.5%	4.769	4.265	11.8%

As the Company discussed in the first quarter of fiscal year 2008, the above measurement of segment operating income was changed starting in the first quarter to be consistent with certain changes to internal management reporting. As a result of the change, certain direct segment costs that were previously retained and managed as corporate overhead costs are allocated to the appropriate operating segment.

Comparable Store Sales

The Company reports comparable store sales in this earnings release based on the calendar months in the quarters and the 12-month periods ended Jan. 31, 2008 and 2007. Comparable store sales for the United States were as follows:

	Without Fuel		With Fuel		Fuel Impact
	Three Months Ended January 31,		Three Months Ended January 31,		Three Months Ended January 31,
	2008	2007	2008	2007	2008	2007
Wal-Mart Stores	1.6%	1.3%	1.6%	1.3%	0.0%	0.0%
Sam’s Club	2.5%	3.1%	5.0%	1.9%	2.5%	-1.2%

Total U.S.	1.7%	1.6%	2.1%	1.4%	0.4%	-0.2%

	Without Fuel		With Fuel		Fuel Impact
	Twelve Months Ended January 31,		Twelve Months Ended January 31,		Twelve Months Ended January 31,
	2008	2007	2008	2007	2008	2007
Wal-Mart Stores	1.0%	1.9%	1.0%	1.9%	0.0%	0.0%
Sam’s Club	4.2%	2.9%	4.9%	2.5%	0.7%	-0.4%

Total U.S.	1.4%	2.1%	1.6%	2.0%	0.2%	-0.1%

Guidance

The Company expects diluted earnings per share from continuing operations to be between $0.70 and $0.74 for the first quarter of fiscal year 2009, and between $3.30 and $3.43 for the full fiscal year 2009.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 203-369-1090. The information included in this release and the pre-recorded phone call are available in the investor information area on the Company’s Web site at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The Company’s common stock is listed on the New York Stock Exchange (NYSE) under the symbol WMT.

More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

This release contains statements as to our management’s expectations regarding the Company’s price leadership position around the world, and the Company’s expectations for its diluted earnings per share from continuing operations for the first quarter of fiscal year 2009 and for all of fiscal year 2009 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements can be identified by the use of the word “will continue” and “expects” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, general economic conditions, consumer credit availability, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, capital market conditions, weather conditions, storm-related damage to the Company’s facilities, regulatory matters and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

SUBJECT TO RECLASSIFICATION
	Quarter Ended January 31,		Twelve Months Ended January 31,
	2008	2007	2008	2007
Revenues:
Net sales	$106,269	$98,090	$374,526	$344,992
Membership and other income	1,159	988	4,273	3,658

	107,428	99,078	378,799	348,650

Costs and expenses:
Cost of sales	81,323	75,565	286,515	264,152
Operating, selling, general and administrative expenses	19,224	17,080	70,288	64,001

Operating income	6,881	6,433	21,996	20,497

Interest:
Debt	537	361	1,863	1,549
Capital leases	66	69	240	260
Interest income	(62)	(85)	(305)	(280)

Interest, net	541	345	1,798	1,529

Income from continuing operations before income taxes and minority interest	6,340	6,088	20,198	18,968

Provision for income taxes	2,143	1,977	6,908	6,365

Income from continuing operations before minority interest	4,197	4,111	13,290	12,603
Minority interest	(101)	(171)	(406)	(425)

Income from continuing operations	4,096	3,940	12,884	12,178
Loss from discontinued operations, net of tax	—	—	(153)	(894)

Net income	$4,096	$3,940	$12,731	$11,284

Net income per common share:
Basic income per common share from continuing operations	$1.03	$0.95	$3.17	$2.92
Basic loss per common share from discontinued operations	—	—	(0.04)	(0.21)

Basic net income per common share	$1.03	$0.95	$3.13	$2.71

Diluted income per common share from continuing operations	$1.02	$0.95	$3.16	$2.92
Diluted loss per common share from discontinued operations	—	—	(0.03)	(0.21)

Diluted net income per common share	$1.02	$0.95	$3.13	$2.71

Weighted-average number of common shares:
Basic	3,992	4,153	4,066	4,164
Diluted	3,998	4,156	4,072	4,168

Dividends declared per common share	$—	$—	$0.88	$0.67

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	January 31, 2008	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$5,569	$7,767
Receivables	3,654	2,840
Inventories	35,180	33,685
Prepaid expenses and other	3,002	2,690

Total current assets	47,405	46,982

Property and equipment, at cost	122,648	109,798
Less accumulated depreciation	(28,773)	(24,408)

Property and equipment, net	93,875	85,390

Property under capital leases	5,736	5,392
Less accumulated amortization	(2,594)	(2,342)

Property under capital leases, net	3,142	3,050

Goodwill	16,092	13,759
Other assets and deferred charges	2,864	2,406

Total assets	$163,378	$151,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$5,040	$2,570
Accounts payable	30,370	28,484
Accrued liabilities	15,798	14,675
Accrued income taxes	716	706
Long-term debt due within one year	5,913	5,428
Obligations under capital leases due within one year	316	285

Total current liabilities	58,153	52,148

Long-term debt	29,799	27,222
Long-term obligations under capital leases	3,603	3,513
Deferred income taxes and other	5,276	4,971
Minority interest	1,939	2,160

Commitments and contingencies

Shareholders’ equity:
Common stock and capital in excess of par value	3,425	3,247
Retained earnings	57,319	55,818
Accumulated other comprehensive income	3,864	2,508

Total shareholders’ equity	64,608	61,573

Total liabilities and shareholders’ equity	$163,378	$151,587

Certain prior year amounts were reclassified to conform to the current year presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Twelve Months Ended January 31,
	2008	2007
Cash flows from operating activities:
Net income	$12,731	$11,284
Loss from discontinued operations, net of tax	153	894

Income from continuing operations	12,884	12,178

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	6,317	5,459
Other	915	1,128
Changes in certain assets and liabilities, net of effects of acquisitions:
Increase in accounts receivable	(564)	(214)
Increase in inventories	(775)	(1,274)
Increase in accounts payable	865	2,132
Increase in accrued liabilities	712	588

Net cash provided by operating activities of continuing operations	20,354	19,997
Net cash used in operating activities of discontinued operations	—	(45)

Net cash provided by operating activities	20,354	19,952
Cash flows from investing activities:
Payments for property and equipment	(14,937)	(15,666)
Proceeds from disposal of property and equipment	957	394
(Payments for) proceeds from disposal of certain international operations, net	(257)	610
Investment in international operations, net of cash acquired	(1,338)	(68)
Other investing activities	(95)	223

Net cash used in investing activities of continuing operations	(15,670)	(14,507)
Net cash provided by investing activities of discontinued operations	—	44

Net cash used in investing activities	(15,670)	(14,463)
Cash flows from financing activities:
Increase (decrease) in commercial paper	2,376	(1,193)
Proceeds from issuance of long-term debt	11,167	7,199
Payment of long-term debt	(8,723)	(5,758)
Dividends paid	(3,586)	(2,802)
Purchase of Company stock	(7,691)	(1,718)
Other financing activities	(677)	(567)

Net cash used in financing activities	(7,134)	(4,839)
Effect of exchange rates on cash	252	97

Net (decrease) increase in cash and cash equivalents	(2,198)	747
Cash and cash equivalents at beginning of year (1)	7,767	7,020

Cash and cash equivalents at end of period	$5,569	$7,767

(1)	Includes cash and cash equivalents of discontinued operations of $221 million at January 31, 2006.

Certain prior year amounts were reclassified to conform to the current year presentation.